Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors
Sun-Times Media Group, Inc.:
We consent to the incorporation by reference in the registration statements Nos. 333-17111 and 333-82356 on Form S-3 and Nos. 33-88810, 333-29655, 333-29651 and 333-133586 on Form S-8 of Sun-Times Media Group Inc. of our reports dated March 10, 2008, with respect to the consolidated balance sheets of Sun-Times Media Group, Inc. and subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations, comprehensive income (loss), stockholders’ equity (deficit) and cash flows for each of the years in the three-year period ended December 31, 2007 and the effectiveness of internal control over financial reporting as of December 31, 2007, which reports appear in the December 31, 2007 annual report on Form 10-K of Sun-Times Media Group, Inc.
Our report dated March 10, 2008, on the consolidated financial statements, refers to the adoption of the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, effective January 1, 2006 and Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB Statements No. 87, 88, 106, and 132(R), effective December 31, 2006.
Our report dated March 10, 2008, on the effectiveness of internal control over financial reporting as of December 31, 2007, expresses our opinion that Sun-Times Media Group, Inc. and subsidiaries did not maintain effective internal control over financial reporting as of December 31, 2007 because of the effects of material weaknesses on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states material weaknesses related to advertising revenue recognition and income taxes have been identified and included in management’s assessment.
Chicago, Illinois
March 10, 2008